FOR FURTHER INFORMATION:

Exhibit 99.20

At Bedford Property Investors:

Peter B. Bedford

Stephen M. Silla

Chairman of the Board and

Senior Vice President

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES AN ACQUISITION OF PROPERTY IN FOOTHILL RANCH FOR $41.75 MILLION

LAFAYETTE, CA—November 4, 2003—Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of the Towne Centre Plaza, a three-building, 205,077 square-foot office complex, for $41,750,000, or approximately $204 per square-foot.  The property is 93% leased to nine tenants and is expected to generate a first year cash yield of 9.0%.  The buildings are located in the Foothill Ranch area of South Orange County, California at 26632, 26642, and 26672 Towne Centre Drive.  The buildings front on the new Foothill Transportation Corridor (SR-241) and are immediately adjacent to the Towne Centre retail complex.   Concurrent with the closing of the acquisition, we placed a $25 million mortgage on the property at an interest rate of 5.74%.

This acquisition brings our total operating holdings in Southern California to 13 properties and approximately 1,421,000 square feet.   "This property is very attractive to tenants because of its location,  ample on site parking and immediately adjacent retail amenities including a food court," said Peter B. Bedford, our Chief Executive Officer and Chairman of the Board.  "The purchase of this property was partially funded with the proceeds from our recent preferred equity offering.  With this purchase our year to date 2003 acquisitions total $60.5 million at yields in excess of 9%."

We are a self-administered equity real estate investment trust with investments in suburban office buildings and industrial properties concentrated in the western United States.  We are traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and our web site is www.bedfordproperty.com.

Please note:  This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent our current expectations and beliefs, including, among other things, our current expectations concerning the first year cash yield from the newly acquired property.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements.  The risks and uncertainties that could cause our actual results to differ from management’s estimates and expectations are contained in our filings with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our Registration Statement on Form S-3 filed with the Commission on September 18, 2003.  We do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

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